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EXHIBIT 23(J)




       CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 28, 2004, except for the information in Note 6 as to which the date is March 24, 2005, relating to the financial statements and financial highlights which appears in the October 31, 2004 Annual Report of TA IDEX Transamerica Money Market, which is also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Financial Highlights" in such Registration Statement.



/s/ PricewaterhouseCoopers LLP

Tampa, Florida
March 24, 2005